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                                  Exhibit 99



PAYMENTECH CONTACTS:                                       MELLON CONTACTS:
Media:                           Investor:                 Ron Gruendl
-----                            --------
Rodney D. Bell                   JeanKrone bono            (412) 234-7157
(214) 849-3776                   (214) 849-3750            gruendl.rr@mellon.com
rbell@paymentech.com             jbono@paymentech.com




FOR IMMEDIATE RELEASE



               PAYMENTECH COMPLETES ACQUISITION OF MELLON BANK'S
                         MERCHANT PROCESSING BUSINESS


     DALLAS - Dec. 14, 1998 - Paymentech, Inc. (NYSE:PTI) announced that it has completed the previously announced acquisition of the merchant processing business of Mellon Bank Corporation (NYSE: MEL). The transaction satisfied all necessary regulatory approvals.

     Mellon Bank and Paymentech also entered into an exclusive marketing and referral agreement under which the parties will market Paymentech's processing services to Mellon Bank's merchant customers. As previously announced, this acquisition adds approximately 46,000 merchants with $5.3 billion in annual bankcard sales volume to Paymentech. The portfolio consists of processing business from retailers, cable television and cellular telephone providers, government agencies, independent sales organizations, and agent banks.

     Paymentech, Inc., founded in 1985, provides full-service electronic payment solutions for direct merchant clients as well as third-party transaction processing. Paymentech also offers complete commercial card payment and information programs to businesses and other entities. Paymentech is the third largest processor of bankcard transactions in the United States and a leading issuer of commercial cards.

                                   - MORE -
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PAYMENTECH COMPLETES ACQUISITION   2-2-2-2-2-2


broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With approximately $2 trillion in assets under management or administration, including approximately $350 billion under management, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management, place Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A. Press releases and information about Mellon Bank Corporation are available at www.mellon.com on the Internet.

                              WWW.PAYMENTECH.COM